Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DUKE ACQUISITION SUB, INC.

DUKE ACQUISITION SUB, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Duke Acquisition Sub, Inc.

SECOND: The date on which the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is June 2, 2015.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions providing that it was advisable and in the best interests of the Corporation that Article First of the Corporation’s Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is Midatech Pharma US Inc.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the sole stockholder of the Corporation for its approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Duke Acquisition Sub, Inc. has caused this Certificate of Amendment to be signed by its President this 4th day of December, 2015.

DUKE ACQUISITION SUB, INC.
By:	/s/ James N. Phillips
Name:	James N. Phillips
Title:	President